SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 2, 2007 (July 23, 2007)

UNITED HERITAGE CORPORATION
(Exact name of registrant as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below. The discussion is qualified in its entirety by the full text of the agreements.

On July 31, 2007 we entered into an agreement with our largest shareholder, Lothian Oil Inc. (“Lothian”). The agreement is titled “Agreement to Settle Intercompany Debt and Other Claims” (the “Lothian Agreement”) and is dated July 26, 2007. Pursuant to the terms of the Lothian Agreement, Lothian forgave $1,800,000 that it asserted we owed to it. In exchange for the debt forgiveness, we agreed to deliver to Lothian any funds in excess of $100,000 that we receive from Cano Petroleum, Inc. in connection with the sale of the assets of UHC New Mexico Corporation. As we previously reported, the buyer, Cano Petro of New Mexico, Inc., held back the amount of $800,000 from the cash portion of the purchase price (the “Holdback Amount”) to satisfy potential environmental and title claims and payables related to the purchased assets. The holdback period ended 120 days following the date of the sale, which was March 30, 2007. During the holdback period, Cano Petro of New Mexico, Inc. disbursed to us $258,000 which we used to satisfy the payables, and kept the balance of the Holdback Amount to satisfy title deficiencies and environmental remediation costs. We do not anticipate that we will receive any remaining portion of the Holdback Amount.

The Lothian Agreement was conditioned upon the execution of a Settlement Agreement between Lothian and Mr. Walter G. Mize, our former chief executive officer and former chairman of our board of directors (the “Mize Agreement”). The Mize Agreement was also dated July 26, 2007 and was effective on July 31, 2007. Pursuant to the terms of the Mize Agreement, in exchange for a payment of $250,000 from Mr. Mize to Lothian and forgiveness by Mr. Mize of debt totaling $5,318,149.18, Lothian transferred to Mr. Mize all of its United Heritage Corporation common stock and warrants. Lothian owned 3,759,999 shares of our common stock and warrants to purchase a total of 2,906,666 shares of our common stock.

The Lothian Agreement and the Mize Agreement were subject to the approval of the bankruptcy court overseeing the bankruptcy of Lothian. The court approved the Lothian Agreement and the Mize Agreement on July 31, 2007.

Item 1.02     Termination of a Material Definitive Agreement

On July 23, 2007 Lothian’s board of directors and our board of directors agreed to terminate the Merger Agreement and Plan of Reorganization that Lothian and we entered into on February 22, 2006. The parties determined that the merger was no longer in their best interests or in the best interests of their shareholders. According to its terms, the Merger Agreement and Plan of Reorganization could be terminated and the merger abandoned by the mutual agreement of the parties. There was no material termination penalty incurred by either party as a result of the termination.

Item 5.01     Changes in Control of the Registrant

Please see Item 1.01 above. Based on 6,446,758 shares of common stock outstanding on July 31, 2007, Mr. Mize beneficially owns approximately 58% of our voting securities. The funds transferred to Lothian by Mr. Mize to purchase Lothian’s securities were Mr. Mize’s personal funds. At Mr. Mize’s request, the board of directors of United Heritage agreed to appoint five members of his choosing to our board of directors. There are no further arrangements or understandings among members of our board of directors and Mr. Mize and our associates or his associates with respect to the election of directors or other matters. We have no other arrangements with Mr. Mize or any other person that could result in a change of control.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2007, Messrs. Walter G. Mize, Joe Martin, Dean Boyd, Bill Wilkins and Charles Garrett were appointed to our board of directors. These directors were appointed in conjunction with the transactions discussed at Item 1.01 above. No determination has yet been made as to whether any one of these individuals will serve on any committee of the board.

We have not entered into any material plan, contract or arrangement, oral or written, to which the newly appointed directors are a party in connection with these appointments.

Prior to the sale of Mr. Mize’s common stock to Lothian, which took place in October 2005, we had a line of credit of up to $6.5 million from Almac Financial Corporation, a corporation related to Mr. Mize. The line of credit was secured by substantially all of our assets and those of the subsidiaries. We believe that this line of credit was on terms at least as favorable to us as terms we could have obtained from an unrelated lender. The line of credit accrued interest at the rate of 10%. The highest amount of principal and interest that we owed on the line of credit prior to repaying it in full was $3,712,292.45. The amount of principal and interest that we owed on the date we repaid the loan, which was December 19, 2005, was $3,451,943.12.

During the 2005 and 2006 fiscal years, we received the use of office space and equipment from Mr. Mize without charge. Mr. Mize was under no obligation to provide the use of the office space or equipment to us.

Item 9.01      Financial Statements and Exhibits

          Exhibit 10.1      Agreement to Settle Intercompany Debt and Other Claims
          Exhibit 10.2      Settlement Agreement between Lothian Oil Inc. and Walter G. Mize
          Exhibit 99     Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2007

UNITED HERITAGE CORPORATION

	By:	/s/C. Scott Wilson
C. Scott Wilson, Chief Executive Officer